Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-172256, 333-176940) on Forms S-8 and registration statement (No. 333-180192) on Form S-3 of Nielsen Holdings N.V. of our report dated February 25, 2013, with respect to the consolidated balance sheets of Arbitron Inc. as of December 31, 2012 and 2011, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2012, which report appears in the annual report on Form 10-K of Arbitron Inc. dated February 25, 2013.

/s/ KPMG LLP

Baltimore, MD

December 2, 2013